Item 77.I  - Terms of New or Amended Securities
Morgan Stanley Mortgage Securities Trust

The Board of Trustees (the "Board") of Morgan Stanley
Mortgage Securities Trust (the "Fund"), at a meeting duly convened and held on September 27-28, 2016, approved an amendment to the Fund's Rule 18f-3 Plan to permit conversion of Class A and Class C Shares to Class I shares within the Fund. The Board also approved an amendment to the Right of Accumulation language contained in the Fund's prospectus to allow shareholders to aggregate the NAV of Class A purchases with the NAV of Class A, Class B, Class C and Class L shares of any Fund already owned and held in Related Accounts in order to reach a breakpoint level and qualify for a front-end sales charge reduction on the Class A purchase.
The Fund made these changes in a supplement to the Prospectus filed via EDGAR with the Securities and Exchange Commission (the "Commission") effective
September 30, 2016 (accession number 0001104659-16-
147870) and incorporated by reference herein.